KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 6, 2007…Kronos Worldwide, Inc. (NYSE:KRO) today reported break even operations for the second quarter of 2007 compared with net income of $12.8 million, or $.26 per diluted share, in the second quarter of 2006.  For the first six months of 2007, Kronos reported net income of $12.9 million, or $.26 per diluted share, compared with net income of $28.5 million, or $.58 per diluted share, in the first six months of 2006.  The Company’s results in the second quarter of 2007 include an $8.7 million non-cash provision for income taxes, as discussed below.

Net sales of $342.6 million in the second quarter of 2007 were $2.5 million, or 1%, lower than the second quarter of 2006.   Net sales of $656.6 million for the first six months of 2007 were $7.2 million, or 1%, higher than the first six months of 2006.  Net sales decreased in the second quarter of 2007 primarily due to lower average TiO2 selling prices and sales volumes, partially offset by the favorable effect of fluctuations in foreign currency exchange rates which increased sales by approximately $15 million.  For the year-to-date period, net sales increased due to the favorable effect of fluctuations in foreign currency exchange rates, increasing sales by approximately $31 million.  This increase was partially offset by lower average TiO2 selling prices and sales volumes.  The table at the end of this release shows how each of these items impacted the overall increase in sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the second quarter of 2007 was $25.5 million compared with $37.3 million in the second quarter of 2006, and was $56.6 million for the first six months of 2007 compared with $74.5 million for the first six months of 2006.  Segment profit decreased in the second quarter of 2007 compared to the second quarter 2006 due to lower average TiO2 selling prices and sales and production volumes and slightly higher raw material costs, partially offset by the positive effect of fluctuations in foreign currency exchange rates which increased segment profit by approximately $4 million.  Full year segment profit decreased primarily due to lower average TiO2 selling prices and sales volumes and higher raw material and energy costs, partially offset by the positive effect of fluctuations in foreign currency exchange rates which increased segment profit by approximately $7 million.

The Company’s second quarter 2007 TiO2 sales volumes decreased 2% from the second quarter of 2006, and volumes were 1% lower in the year-to-date period, as higher sales volumes in Europe and export markets were more than offset by lower volumes in North America. The Company’s TiO2 production volumes were 2% lower and 2% higher in the second quarter and first six months of 2007 respectively, as compared to the same periods in 2006, with TiO2 production volumes in the first six months of 2007 being a record for Kronos.  The Company’s finished goods inventories at June 30, 2007, which represented approximately 2 months of average sales, were lower compared to March 31, 2007.

The $22.3 million loss on prepayment of debt in the second quarter of 2006 ($14.8 million, or $.30 per diluted share, net of income tax benefit) relates to Company’s May 2006 redemption of its 8.875% Senior Secured Notes, using the proceeds from its April 2006 issuance of 6.5% Senior Secured Notes.  Interest expense was lower in the 2007 periods due primarily to such replacement of the 8.875% Notes with the 6.5% Notes.

The Company’s provision for income taxes in the second quarter of 2007 includes an $8.7 million non-cash charge ($.18 per diluted share) related to the adjustment of certain tax attributes of the Company’s German subsidiary.  The Company’s income tax benefit in the first six months of 2006 includes an aggregate tax benefit of $12.6 million related to the withdrawal of certain income tax assessments previously made by the Belgium and Norwegian tax authorities, the favorable resolution of certain income tax issues related to Belgium and Germany and a the enactment of a reduction in Canadian income tax rates.   Substantially all of this aggregate income tax benefit was recognized in the second quarter of 2006.

Effective December 31, 2006 the Company adopted a new accounting standard related to planned major maintenance expense.  Under the new standard, the Company no longer accrues the cost of planned major maintenance expense in advance but instead recognizes the cost of planned major maintenance when incurred.  The new standard was adopted retroactively, and accordingly the Company’s net income in the second quarter of 2006 is approximately $.8 million, or $.02 per diluted share, lower than previously reported.  The effect of adopting the new standard did not have a material impact on the 2006 year-to-date results.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:
•	Future supply and demand for the Company’s products,
•	The extent of the dependence of certain of the Company’s businesses on certain market sectors,
•	The cyclicality of the Company's businesses,
•
Customer inventory levels (such as the extent to which the Company’s customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases),

•	Changes in raw material and other operating costs (such as energy costs),
•	The possibility of labor disruptions,
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2),
•	Competitive products and substitute products,
•	Customer and competitor strategies,
•	Potential consolidation of our competitors
•	The impact of pricing and production decisions,
•	Competitive technology positions,
•	The introduction of trade barriers,
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian kroner and the Canadian dollar),
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions),
•	The timing and amounts of insurance recoveries,
•	The ability of the Company to renew or refinance credit facilities,
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
•
The ultimate ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefit of which has been recognized under the more-likely-than-not recognition criteria,

•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	Government laws and regulations and possible changes therein,
•	The ultimate resolution of pending litigation, and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide pigments.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

Net sales	$345.1	$342.6	$649.4	$656.6
Cost of sales	264.2	279.0	492.7	522.6

Gross margin	80.9	63.6	156.7	134.0

Selling, general and administrative expense	41.3	40.7	79.1	80.1
Other operating income (expense):
Currency transactions, net	(2.0)	2.2	(2.9)	2.1
Disposition of property & equipment	(.7)	(.1)	(1.1)	(.3)
Other income, net	-	.2	-	.2
Corporate expense	(1.3)	(1.6)	(2.6)	(3.0)

Income from operations	35.6	23.6	71.0	52.9

Other income (expense):
Trade interest income	.4	.3	.9	.7
Other interest income	1.0	.1	1.0	.3
Loss on prepayment of debt	(22.3)	-	(22.3)	-
Interest expense	(13.1)	(9.8)	(23.8)	(19.3)

Income before income taxes	1.6	14.2	26.8	34.6

Provision for income taxes (benefit)	(11.2)	14.2	(1.7)	21.7

Net income	$12.8	$-	$28.5	$12.9

Basic and diluted net income per share	$.26	$-	$.58	$.26

Basic and diluted weighted-average shares used in the calculation of net income per share	48.9	49.0	48.9	49.0

TiO2 data – metric tons in thousands:
Sales volumes	139	137	264	262
Production volumes	130	128	257	261

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

Segment profit	$37.3	$25.5	$74.5	$56.6
Adjustments:
Trade interest income	(.4)	(.3)	(.9)	(.7)
Corporate expense	(1.3)	(1.6)	(2.6)	(3.0)

Income from operations	$35.6	$23.6	$71.0	$52.9

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended June 30, 2007 vs. 2006	Six months ended June 30, 2007 vs. 2006
Percent change in sales:
TiO2 product pricing	(4)%	(3)%
TiO2 sales volume	(2)%	(1)%
TiO2 product mix	1%	- %
Changes in foreign currency exchange rates	4%	5%

Total	(1)%	1%